                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------
                                            CONTACT
Hudson Valley Holding Corp.                 -------
21 Scarsdale Road                           Stephen R. Brown
Yonkers, NY 10707                           Sr. EVP, COO & CFO
                                            (914) 771-3212 (Earnings)

                                            Wendy Croker
                                            VP, Shareholder Relations
                                            (914) 771-3214 (Dividend)

                           HUDSON VALLEY HOLDING CORP.
                    ANNOUNCES 7.3% INCREASE IN CASH DIVIDEND
                       AND REPORTS FIRST QUARTER EARNINGS

         YONKERS, NY, April 27, 2004 ... James J. Landy, President and Chief Executive Officer, Hudson Valley Holding Corp., announces earnings for the first three months of 2004. Earnings for the three month period were $6.0 million, compared to $7.6 million for the same period in 2003. Diluted earnings per share were $0.89 compared to $1.15 for the same period last year. Mr. Landy noted that the 2003 first quarter earnings included a $2.3 million after-tax gain on sale of securities. In addition, Mr. Landy, announced that as of March 31, 2004, assets totaled $1.7 billion, deposits totaled $1.2 billion, and net loans totaled $744 million.

         Further, William E. Griffin Chairman of the Board noting the continued excellent performance of the Company, announced that the Company has declared a cash dividend of $0.44 per share payable to all shareholders of record as of the close of business May 7, 2004. The dividend will be mailed to shareholders on or about May 14, 2004. This quarterly dividend represents an increase of 7.3% from the previous quarterly dividend of $0.41 per share.

         Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 19 branches located in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.

                                       ###